Exhibit (a)(4)

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                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, Inc. announces extension of tender offer for Secured Income, L.P.

Moraga, Calif. (Business Wire) -- September 20, 2005 -- MPF DeWaay Fund 2, LLC; MPF DeWaay Premier Fund 2, LLC; MPF Income Fund 22, LLC; MPF DeWaay Fund 4, LLC; MP Value Fund 5, LLC; MPF Flagship Fund 11, LLC; MacKenzie Patterson Special Fund 5, LLC; Accelerated High Yield Institutional Fund, Ltd., L.P.; Accelerated High Yield Institutional Investors Ltd., L.P.; MacKenzie Specified Income Fund, L.P.; MPF Flagship Fund 9, LLC; MPF Special Fund 8, LLC; MPF Acquisition Co. 3, LLC; Moraga Gold, LLC; MPF-NY 2005, LLC; and Steven Gold (the "Purchasers") have extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in SECURED INCOME, L.P. (the "Partnership"). The expiration date has been extended through October 5, 2005.

     As of the date hereof, a total of 8,980 Units have been tendered and not withdrawn. No other Units have been tendered to date.

     For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100